AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT is entered into and made effective as of December 29, 2008 between TANGER PROPERTIES LIMITED PARTNERSHIP, a North Carolina Limited Partnership, (the “Company”) and FRANK C. MARCHISELLO, Jr., a resident of North Carolina, (“Marchisello”).

RECITALS

A. Company and Marchisello entered into an employment agreement dated as of January 1, 2004 (the “Existing Employment Contract”).

B. The Company and Marchisello wish to modify and amend the Existing Employment Contract as provided herein.

NOW THEREFORE, in consideration of the promises contained herein and other valuable consideration, the parties agree as follows:

1. Certain Definitions.

(a) “Annual Base Salary” is defined in Section 5(a).

(b) “Annual Bonus” is defined in Section 5(b).

(c) “Benefits” is defined in Section 5(b)(iv).

(d) “Cause”:  For purposes of this Agreement, the Company shall have “Cause” to terminate Marchisello’s employment hereunder upon (i) Marchisello causing material harm to the Company through a material act of dishonesty in the performance of his duties hereunder, (ii) his conviction of a felony involving moral turpitude, fraud or embezzlement, or (iii) his willful failure to perform his material duties under this Agreement (other than a failure due to disability) after written notice specifying the failure and a reasonable opportunity to cure (it being understood that if his failure to perform is not of a type requiring a single action to cure fully, that he may commence the cure promptly after such written notice and thereafter diligently prosecute such cure to completion).

(e) “Change of Control” shall mean (A) the sale, lease, exchange or other transfer (other than pursuant to internal reorganization) by the Company or Tanger Factory Outlet Centers, Inc. (the “TFOC”) of more than 50% of its assets to a single purchaser or to a group of associated purchasers; (B) a merger, consolidation or similar transaction in which TFOC or the Company does not survive as an independent, publicly owned corporation or TFOC or an entity wholly owned by TFOC ceases to be the sole general partner of the Company; or (C) the acquisition of securities of TFOC or the Company in one or a related series of transactions (other than pursuant to an internal reorganization) by a single purchaser or a group of associated purchasers (other than Marchisello or any of his lineal descendants, lineal ancestors or siblings) which results in their ownership of twenty-five (25%) percent or more of the number of Common Shares of TFOC (treating any Partnership Units or Preferred Shares acquired by such purchaser or purchasers as if they had been converted to Common Shares) that would be outstanding if all of the Partnership Units and Preferred Shares were converted into Common Shares; (D) a merger involving TFOC if, immediately following the merger, the holders of TFOC’s shares immediately prior to the merger own less than fifty (50%) of the surviving company’s outstanding shares having unlimited voting rights or less than fifty percent (50%) of the value of all of the surviving company’s outstanding shares; or (E) a majority of the members of the Company’s Board of Directors are replaced during any twelve month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election.

(f) “Disability” shall mean the absence of Marchisello from Marchisello’s duties to the Company and/or TFOC on a full-time basis for a total of 16 consecutive weeks during any 12 month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company and acceptable to Marchisello or Marchisello’s legal representative (such agreement as to acceptability not to be withheld unreasonably).

(g) A “Contract Year” shall be a calendar year.

(h) “Good Reason”:  Marchisello shall have Good Reason to terminate his employment upon the occurrence of any of the following events:

(1) any material adverse change in his job titles, duties, responsibilities, perquisites granted hereunder, or authority without his consent;

(2) if, after a Change of Control, either the principal duties of Marchisello are required to be performed at a location other than the Greensboro, North Carolina metropolitan area without his consent;

(3) a material breach of this Employment Agreement by the Company, including without limitation, the failure to pay compensation or benefits when due hereunder if such failure is not cured within 30 days after delivery to the Company of Marchisello’s written demand for payment thereof; or

(4) if Marchisello elects to terminate his employment by written notice to the Company within the 180 day period following a Change of Control.

(i) “Contract Term” is defined in Section 2(b).

(j) “Section 409A” shall mean, collectively, Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations and other interpretive guidance promulgated thereunder, including without limitation any such regulations or other guidance that may be issued after the date of this amendment and restatement.

2. EMPLOYMENT.

(a) Marchisello’s employment by the Company is continued under this Agreement, which supercedes and replaces the Existing Employment Contract, during the Contract Term (as defined below) upon the terms and conditions herein provided, unless Marchisello’s employment is terminated earlier as provided in Section 6 hereof.

(b) The initial Contract Term of the Existing Employment Contract began as of January 1, 2004 (the “Commencement Date”) and ended on December 31, 2006 (the “Initial Contract Term”).  On each January 1 for the calendar years 2005 through 2008, the Contract Term was automatically extended by one year, and on the first day of January of each calendar year thereafter (an “Extension Date”), the Contract Term shall be automatically extended by one year unless (i) Marchisello’s employment has been earlier terminated as provided in Section 6 or (ii) the Company gives written notice to Marchisello one hundred eighty (180) days prior to the Extension Date that the Contract Term shall not be automatically extended.  For purposes of illustration, if Marchisello’s employment has not been terminated as provided in Section 6 and if the Company has not given written notice to Marchisello at least 180 days prior to January 1, 2010 that the Contract Term will not be extended, on January 1, 2010, the Contract Term will be extended to and including December 31, 2012.

If the Contract Term is extended as provided herein, Marchisello’s employment may be terminated (other than upon expiration) only as provided in Section 6.  References herein to the “Contract Term” shall refer to the Initial Contract Term as extended pursuant to this Section 2.

3. Position and Duties.  Marchisello shall serve in the following manner:

(a) During Marchisello’s employment hereunder, he shall serve as:

(1) an executive employee of the Company and shall report to a designated senior executive officer of the Company, and

(2) the Executive Vice President and Chief Financial Officer of TFOC and shall have such duties, functions, responsibilities and authority as are consistent with those positions.

4. Competition

(a) Marchisello shall be prohibited from engaging in Competition (as defined in subsection 4(b) below) with the Company or TFOC during the following described periods:  (i) during the period beginning on the date hereof and extending through the date on which Marchisello’s employment hereunder is terminated; (ii) if Marchisello’s employment is terminated by the Company for Cause or by Marchisello without Good Reason, from the date of such termination through the date of the first anniversary of such termination date and (iii) if Marchisello receives the Severance Payment described in Section 7(a) because of a termination of his employment by the Company without Cause or by Marchisello for Good Reason, from the date of such termination through the date of the third anniversary of such termination date.

(b) During the period prior to the termination of Marchisello’s employment hereunder, the term “Competition” for purposes of this Agreement shall mean Marchisello’s management, development or construction of any factory outlet centers or competing retail commercial property outside the Company and TFOC or any other active or passive investment in property connected with a factory outlet center or a competing retail commercial property outside the Company and TFOC, with the exception of

(1) the ownership of up to 1% of any class of securities of any publicly traded company, and

(2) service on the board of directors of any publicly traded company, whether or not such company engages in Competition as defined in this subsection 4(b

Provided however, for any period following the termination of Marchisello’s employment, Marchisello shall be considered as engaging in “Competition” prohibited by this Section only if Marchisello engages in the prohibited activities with respect to a property that is within a fifty (50) mile radius of the site of any commercial property owned, leased or operated by TFOC and/or the Company on the date Marchisello’s employment terminated or with respect to a property that is within a fifty (50) mile radius of any commercial property which TFOC and/or Company actively negotiated to acquire, lease or operate within the six (6) month period ending on the date of the termination of Marchisello’s employment.

(c) Marchisello covenants that a breach of subsection 4(a) above would immediately and irreparably harm the Company and TFOC and that a remedy at law would be inadequate to compensate the Company and TFOC for their losses by reason of such breach and therefore that the Company and/or TFOC shall, in addition to any other rights and remedies available under this Agreement, at law or otherwise, be entitled to an injunction to be issued by any court of competent jurisdiction enjoining and restraining Marchisello from committing any violation of subsection 4(a) above, and Marchisello hereby consents to the issuance of such injunction.

5. Compensation and Related Matters.  During Marchisello’s employment hereunder, Marchisello shall be paid the compensation and shall be provided with the benefits described below:

(a) Annual Base Salary.  Marchisello’s annual base compensation (“Annual Base Salary”) payable with respect to the Contract Year ending December 31, 2004 shall be $275,000.00.  The amount of Annual Base Salary payable to Marchisello with respect to each Contract Year thereafter shall be an amount negotiated between and agreed upon by Marchisello and the Company but in no event less than Marchisello’s Annual Base Salary for the prior Contract Year.

(b) Annual Bonus.  As additional compensation for services rendered, Marchisello shall receive such bonus or bonuses as the Company’s Board of Directors may from time to time approve including without limitations awards under the Company’s Incentive Award Plan; provided that any Annual Bonus shall be payable on or prior to the fifteenth (15th) day of the third (3rd) calendar month following the end of the calendar year with respect to which such Annual Bonus relates.

(c) Benefits.  Marchisello shall be entitled to (i) receive stock options (incentive or nonqualified) under the Company’s Unit Option Plan; (ii) participate in the Company’s 401(k) Savings Plan; (iii) receive vacation during each Contract Year in accordance with the policy of the Company; and (iv) participate in or receive benefits under any employee benefit plan or other arrangement made available by the Company to any of its employees generally and for which Marchisello is eligible (collectively “Benefits”).

(d) Expenses.  Subject to Section 10(b)(v), the Company shall promptly reimburse Marchisello for all reasonable travel and other business expenses incurred by Marchisello in the performance of his duties to the Company hereunder.

6. Termination.  Marchisello’s employment hereunder may be terminated prior to the end of the Contract Term by the Company or Marchisello, as applicable, without any breach of this Agreement only under the following circumstances:

(a) Death.  Marchisello’s employment hereunder shall terminate upon his death.

(b) Disability.  If the Disability of Marchisello has occurred during the Contract Term, the Company may give Marchisello written notice of its intention to terminate Marchisello’s employment.  In such event, Marchisello’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by Marchisello, provided that within the 30 days after such receipt, Marchisello shall not have returned to full-time performance of his duties.

(c) Cause.  The Company may terminate Marchisello’s employment hereunder for Cause.

(d) Good Reason.  Marchisello may terminate his employment for Good Reason.

(e) Without Cause.  The Company may terminate Marchisello’s employment hereunder without Cause upon 30 days notice.

(f) Resignation without Good Reason.  Marchisello may resign his employment without Good Reason upon 90 days written notice to the Company.

(g) Notice of Termination.  Any termination of Marchisello’s employment hereunder by the Company or Marchisello (other than by reason of Marchisello’s death) shall be communicated by a notice of termination to the other party hereto.  For purposes of this Agreement, a “notice of termination” shall mean a written notice which (i) indicates the specific termination provision in the Agreement relied upon, (ii) sets forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of Marchisello’s employment under the provision indicated and (iii) specifies the effective date of the termination.

7. Severance Benefits

(a) Termination without Cause or for Good Reason:  If Marchisello’s employment shall be terminated (i) by the Company other than for Cause (as defined above) or (ii) by Marchisello for Good Reason (as defined above), then subject to Section 10(b), the Company shall pay Marchisello an amount equal to 300% of the sum of (x) his Annual Base Salary and (y) (B) his Deemed Annual Bonus for the Contract Year in which the termination occurs.  Such amount shall be paid in equal consecutive installments, in accordance with the

Company’s regular pay schedule and subject to Section 10(b)(iv), over a 36 month period beginning on the effective date of the termination of Marchisello’s employment.  For these purposes, Marchisello’s Deemed Annual Bonus for any Contract Year shall be the greater of (i) his Average Annual Bonus for that Contract Year and (ii) his Annual Bonus for the prior Contract Year.  Marchisello’s Average Annual Bonus for a Contract Year shall be an amount equal to the sum of all Annual Bonuses earned by Marchisello for the Contract Years immediately preceding the Contract Year for which the calculation is being made (not exceeding three (3) Contract Years) divided by the number of such Annual Bonuses.  In calculating Marchisello’s Annual Bonus or Average Annual Bonus for a Contract Year, the amount of any share-based award under the Incentive Award Plan that Marchisello is required to recognize as income for federal income tax purposes in a Contract Year shall be included as part of Marchisello’s Annual Bonus for that Contract Year.

(b) Termination by Death or Disability.  Subject to Section 10(b), upon the termination of Marchisello’s employment by reason of his death or Disability, the Company shall pay to Marchisello or to the personal representatives of his estate (i) within thirty (30) days after the termination, a lump-sum amount equal to the amount of Annual Base Salary for the Contract Year within which such termination occurs and (ii) on or before the day on which Marchisello’s Annual Bonus for the Contract Year in which the termination occurs would have been payable if the termination had not occurred, an amount equal to the Annual Bonus Marchisello would have received for that Contract Year if the termination had not occurred multiplied by a fraction the numerator of which is the number of days in that Contract Year before the date of termination and the denominator of which is 365.  This subsection 7(b) shall not limit the entitlement of Marchisello, his estate or beneficiaries to any disability or other benefits then available to Marchisello under any life, disability insurance or other benefit plan or policy which is maintained by the Company for his benefit.

(c) Termination for Cause or Without Good Reason.  If Marchisello’s employment is terminated by the Company for Cause or by Marchisello without Good Reason, Marchisello shall be entitled to all Annual Base Salary and all Benefits accrued through the date of termination.  Such accrued compensation shall be paid in accordance with the Company’s ordinary pay practices and, in any event, on or prior to the fifteenth (15th) day of the third (3rd) calendar month following the end of the calendar year in which the date of termination occurs.

(d) Survival.  Neither the termination of Marchisello’s employment hereunder nor the expiration of the Contract Term shall impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such termination or expiration.

(e) Mitigation of Damages.  In the event of any termination of Marchisello’s employment by the Company, Marchisello shall not be required to seek other employment to mitigate damages, and any income earned by Marchisello from other employment or self-employment shall not be offset against any obligations of the Company to Marchisello under this Agreement.

8. Limitation on Severance Benefits

(a) Notwithstanding any other provision of this Agreement, and except as provided in paragraph 8(b) below, payments and benefits to which Marchisello would otherwise be entitled under the provisions of this Agreement will be reduced (or Marchisello shall make reimbursement of amounts previously paid) to the extent necessary to prevent Marchisello from having any liability for the federal excise tax levied on certain “excess parachute payments” under section 4999 of the Internal Revenue Code as it exists as of the date of this Agreement.

(b) The Company may determine the amount (if any) of reduction for each payment or benefit that Marchisello would otherwise be entitled to receive.  The extent to which the payments or benefits to Marchisello are to be reduced pursuant to paragraph 8(a) will be determined by the accounting firm servicing the Company on the date that Marchisello’s employment is terminated.  The Company shall pay the cost of such determination.

(c) If the final determination of any reduction in any benefit or payment pursuant to this Section has not been made at the time that Marchisello is entitled to receive such benefit or payment, the Company shall pay or provide an estimated amount based on a recommendation by the accounting firm making the determination under subparagraph 8(b).  When the final determination is made, the Company shall pay Marchisello any additional amounts that may be due or Marchisello shall reimburse the Company for any estimated amounts paid to Marchisello that were in excess of the amount payable hereunder.

9. Miscellaneous

9.1 Binding on Successors.  This Agreement shall be binding upon and inure to the benefit of the Company and Marchisello and their respective successors, assigns, personal and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.

9.2 Governing Law.  This Agreement is being made and executed in and is intended to be performed in the State of North Carolina, and shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of North Carolina without any reference to principles of conflicts or choice of law under which the law of any other jurisdiction would apply.

9.3 Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

9.4 Notices.  Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent by telex, telecopy, or certified or registered mail, postage prepaid, as follows:

(a)	If to the Company, to:

Mr. Stanley K. Tanger

Tanger Properties Limited Partnership

3200 Northline Avenue, Suite 360 or

P.O. Box 10889

Greensboro, NC 27408

(b)	If to Marchisello, to:

Mr. Frank C. Marchisello, Jr.

600 Brookfield Drive

Gibsonville, NC 27249

or at any other address as any party shall have specified by notice in writing to the other parties.

9.5 Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

9.6 Entire Agreement.  The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of Marchisello by the Company and may not be contradicted by evidence of any prior or contemporaneous agreement.  The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

9.7 Amendments; Waivers. This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by Marchisello and the Company.  By an instrument in writing similarly executed, Marchisello or the Company may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

9.8 No Effect on Other Contractual Rights.  Notwithstanding Section 6, the provisions of this Agreement, and any other payment provided for hereunder, shall not reduce any amounts otherwise payable to Marchisello under any other agreement between Marchisello and the Company, or in any way diminish Marchisello’s rights under any employee benefit plan, program or arrangement of the Company to which he may be entitled as an employee of the Company.

9.9 No Inconsistent Actions.  The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

10. Section 409A.

(a) The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with Section 409A.  Notwithstanding any  provision of this Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A, the Company may adopt (without any obligation to do so or to indemnify Marchisello for failure to do so) such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (ii) comply with the requirements of Section 409A.  No provision of this Agreement shall be interpreted or construed to transfer any liability for failure to comply with the requirements of Section 409A from Marchisello or any other individual to the Company or any of its affiliates, employees or agents.

(b) Separation from Service under 409A.  Notwithstanding any provision to the contrary in this Agreement:

(i)           No amount shall be payable pursuant to Sections 7(a) or (b) unless the termination of Marchisello’s employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations with respect to the Company; and

(ii)           If Marchisello is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Marchisello is entitled under this Agreement (after taking into account all exclusions applicable to such termination benefits under Section 409A), including, without limitation, any portion of the additional compensation awarded pursuant to Section 7, is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Marchisello’s termination benefits shall not be provided to Marchisello prior to the earlier of (A) the expiration of the six-month period measured from the date of Marchisello’s “separation from service” with the Company (as such term is defined in the Department of Treasury Regulations issued under Section 409A of the Code) or (B) the date of Marchisello’s death.  Upon the earlier of such dates, all payments deferred pursuant to this Section 10(b)(ii) shall be paid in a lump sum to Marchisello, and any remaining payments due under the Agreement shall be paid as otherwise provided herein; and

(iii)           The determination of whether Marchisello is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall be made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Section 1.409A-1(i) of the Department of Treasury Regulations and any successor provision thereto); and

(iv)           For purposes of Section 409A of the Code, Marchisello’s right to receive installment payments pursuant to Sections 7(a) or (b) shall be treated as a right to receive a series of separate and distinct payments; and

(v)           The reimbursement of any expense under Section 5 or Section 7 shall be made no later than December 31 of the year following the year in which the expense was incurred.  The amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year.  The amount of any Benefits provided in one year shall not affect the amount of Benefits provided in any other year.

IN WITNESS WHEREOF, the parties have executed or caused this Agreement to be executed as of the day and year first above written.

TANGER PROPERTIES LIMITED PARTNERSHIP, a North Carolina Limited Partnership

By:  TANGER GP TRUST, its sole General Partner

By:      /s/ Stanley K. Tanger
Stanley K. Tanger, Chief Executive Officer
and Chairman of the Board

  /s/ Frank C. Marchisello Jr                                                           (SEAL)
FRANK C. MARCHISELLO, JR.